Exhibit 21

AMGEN INC.

SUBSIDIARY	STATE OR OTHER JURISDICTION OF
(Name under which	INCORPORATION
subsidiary does business)	OR ORGANIZATION

Immunex Corporation	Washington
Amgen Manufacturing, Limited	Bermuda